Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1180	(949) 981-4496
rebecca@bergmanmack.com
Imperium Partners Group, LLC to Acquire ESS Technology, Inc.
     FREMONT, Calif., February 22, 2008—ESS Technology, Inc. (Nasdaq:ESST) and Imperium Partners Group, LLC announced that they entered into a definitive agreement yesterday under which Imperium will acquire all outstanding shares of ESS Technology for $1.64 per share in cash, representing a 36.67% premium over the closing price of ESS Technology’s shares on February 21, 2008. The transaction is anticipated to close in mid-2008, subject to shareholder approval and certain other customary closing conditions.
     The Agreement and Plan of Merger (the “Merger Agreement”) represents the culmination of an evaluation of strategic transactions by the Strategic Transaction Committee of ESS Technology’s board of directors, composed of independent directors, with the assistance of the Committee’s financing advisor, Needham & Company, LLC, which included solicitation of interest from over 70 potential partners. The board of directors of ESS Technology, acting on the recommendation of the Strategic Transaction Committee, has approved the Merger Agreement and recommends that ESS Technology shareholders support the transaction.
     Pursuant to the Merger Agreement among ESS Technology, Echo Technology (Delaware), Inc., a Delaware corporation and a wholly owned subsidiary of ESS (“Delaware Merger Sub”), Semiconductor Holding Corporation, a Delaware corporation and wholly-owned subsidiary of Imperium Master Fund, Ltd. (“Parent”), and Echo Mergerco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), (i) ESS Technology will merge into Delaware Merger Sub (the “Reincorporation Merger”), with Delaware Merger Sub as the surviving corporation in the Reincorporation Merger (“ESS Delaware”), and (ii) following the Reincorporation Merger, Merger Subsidiary will merge with and into ESS Delaware (the “Merger”), with ESS Delaware as the surviving corporation of the Merger and a wholly-owned subsidiary of Parent.
     After the merger, ESS Technology will no longer be a public company and will become a wholly-owned subsidiary of Imperium. The parties to the Merger Agreement intend to consummate the Merger as soon as practicable after the Reincorporation Merger and ESS Technology will not consummate the Reincorporation Merger unless the parties are in a position to consummate the Merger.
About ESS Technology
     ESS Technology, Inc. designs and markets high-performance digital video processors for the consumer market.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq Global Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.

About Imperium Partners Group, LLC
     Imperium Partners Group, LLC is an institutional asset management firm. Imperium makes structured investments in public and private growth companies with a focus on the technology and biotech sectors. The founders of Imperium are Jeffrey E. Devers and John C. Michaelson. Imperium is headquartered in New York City. Imperium’s web site address is: www.imperiumpartners.com.